   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1995

                                            REGISTRATION STATEMENT NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         LEHMAN BROTHERS HOLDINGS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              13-3216325
   (STATE OR OTHER JURISDICTION OF    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
   INCORPORATION OR ORGANIZATION)

                               ---------------

                                               THOMAS A. RUSSO, ESQ.
    3 WORLD FINANCIAL CENTER                  3 WORLD FINANCIAL CENTER
    NEW YORK, NEW YORK 10285                  NEW YORK, NEW YORK 10285
          (212) 526-7000                          (212) 526-7000
(ADDRESS, INCLUDING ZIP CODE, AND    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 TELEPHONE NUMBER, INCLUDING AREA                    TELEPHONE
 CODE, OF REGISTRANT'S PRINCIPAL       NUMBER, INCLUDING AREA CODE, OF AGENT
        EXECUTIVE OFFICES)                         FOR SERVICE)


                                   Copy to:
 RAYMOND W. WAGNER, ESQ.      LOUISE PARENT, ESQ.     JENNIFER MARRE, ESQ.
    SIMPSON THACHER &      AMERICAN EXPRESS COMPANY  LEHMAN BROTHERS INC. 3
        BARTLETT           3 WORLD FINANCIAL CENTER  WORLD FINANCIAL CENTER
425 LEXINGTON AVENUE NEW   NEW YORK, NEW YORK 10285 NEW YORK, NEW YORK 10285
  YORK, NEW YORK 10017

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE AND DISTRIBUTION TO THE
PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
  IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [_]
  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]
  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]
  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]
  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                                         PROPOSED
                                                        PROPOSED         MAXIMUM
                                                        MAXIMUM         AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    OFFERING PRICE      OFFERING      REGISTRATION
        TO BE REGISTERED              REGISTERED       PER SHARE         PRICE(1)          FEE
---------------------------------------------------------------------------------------------------
    8.44% Cumulative Voting
     Preferred Stock, par
     value $1.00 per
     share.................        8,000,000 shares      $25(1)        $200,000,000    U.S. $68,966

-------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated December 11, 1995
PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.

                    8.44% CUMULATIVE VOTING PREFERRED STOCK

                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                                  -----------

  This Prospectus relates to 8,000,000 shares of 8.44% Cumulative Voting Preferred Stock, $1.00 par value per share (the "8.44% Preferred Stock"), of Lehman Brothers Holdings Inc. ("Holdings") to be offered and sold by American Express Travel Related Services Company, Inc. (the "Selling Stockholder"). Holdings will not receive any of the proceeds from the sale of the 8.44% Preferred Stock by the Selling Stockholder.

  Dividends with respect to the 8.44% Preferred Stock are payable in cash, when, as and if declared by the Board of Directors of Holdings, at a rate of 8.44% per annum per share on the 15th day of March, June, September and December of each year. Dividends are cumulative and have accrued and been paid on each share of the 8.44% Preferred Stock from the date of original issuance thereof.

  The Company may, in its discretion, redeem for cash the 8.44% Preferred Stock as a whole, or from time to time in part, at any time, on or after June 1, 2002 upon not less than 30 days' prior notice at $25.00 per share plus dividends accrued and accumulated but unpaid to, but excluding, the date fixed for redemption.

  Holders of the 8.44% Preferred Stock are entitled to vote, together with the holders of Holdings' common stock (the "Common Stock"), as one class on all matters to be voted on by stockholders of Holdings. Each share of the 8.44% Preferred Stock is entitled to 0.295 votes per share.

  Application will be made to list the 8.44% Preferred Stock on the New York Stock Exchange under the symbol " ".

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The 8.44% Preferred Stock will be sold by the Selling Stockholder in secondary market transactions that will be either privately negotiated or effected through underwriters or agents who may be registered broker-dealers (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")). Each Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the number of shares, if any, to be purchased by underwriters or sold through agents and the compensation, if any, of such underwriters or agents. The Selling Stockholder will be responsible for all discounts or commissions incurred in the sale of the 8.44% Preferred Stock. See "Plan of Distribution."

                                  -----------

                             AVAILABLE INFORMATION

  Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange Inc. (the "PSE"). Holdings' 8 3/4% Notes Due 2002 and Holdings Medium-Term Note, Series E, Due September 20, 1996 are listed on the Exchange. Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, FT-SE Eurotrack 200 Index Call Warrants expiring June 4, 1996, 7 1/4% Oracle Yield Enhanced Equity Linked Debt Securities SM due 1996, 6 1/2% Amgen Yield Enhanced Equity Linked Debt Securities Due 1997, Japanese Yen Bear Warrants Expiring March 5, 1996, Global Telecommunications Stock Upside Note Securities SM Due 2000, 9 1/8% Micron Yield Enhanced Equity Linked Debt Securities Due 1997, AMEX Hong Kong 30 Index Call Warrants and Regional Bank Stock Upside Note Securities SM Due 1996 are listed on the American Stock Exchange, Inc. (the "ASE"). Reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005, at the offices of the ASE, 86 Trinity Place, New York, New York 10006 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

  Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

                               ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1) Holdings' Transition Report on Form 10-K for the eleven months ended November 30, 1994.

    (2) Holdings' Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1995, May 31, 1995 and August 31, 1995.

    (3) Holdings' Current Reports on Form 8-K dated January 6, 1995, March 24, 1995, June 28, 1995 and September 21, 1995.

  Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the 8.44% Preferred Stock offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  Holdings will provide without charge to each person, including any beneficial owner of any of the 8.44% Preferred Stock, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary Jo Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 27th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

  Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries, hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London, Tokyo, Hong Kong and Singapore are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America.

  The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market marker in all major equity and fixed income products in both the domestic and international markets. The Company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

  Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of the Company for each of the four years in the period ended December 31, 1993, the eleven months ended November 30, 1994 and the nine months ended August 31, 1995:

                                                      ELEVEN MONTHS       NINE MONTHS
          YEAR ENDED DECEMBER 31                          ENDED              ENDED
     ------------------------------------------       NOVEMBER 30,        AUGUST 31,
     1990      1991         1992         1993             1994               1995
     ----      ------       -----        -----        -------------       -----------
       *         1.02           *            *            1.02               1.03

* Earnings were inadequate to cover fixed charges and would have had to increase approximately $814 million in 1990, $295 million in 1992 and $27 million in 1993 in order to cover the deficiencies for the respective periods.

  In computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                              SELLING STOCKHOLDER

  Prior to May 31, 1994, American Express Company ("American Express") owned 100% of the Common Stock, which represented approximately 93% of Holdings' voting stock. On May 31, 1994, American Express paid a special dividend to its common shareholders consisting of all of the Common Stock it then held (the "Distribution") and Holdings became a widely-held public company with the Common Stock traded on the New York Stock Exchange. Prior to the Distribution, on April 28, 1994, Holdings issued and sold to American Express 8,000,000 shares of the 8.44% Preferred Stock, which constitutes all of the issued and outstanding shares of the 8.44% Preferred Stock.

  The Company has certain continuing relationships with American Express and certain of its subsidiaries (including the Selling Stockholder) arising out of American Express' prior ownership of the Company. These include an agreement providing for the allocation and settlement of the companies' respective tax liabilities for periods for which the Company was included in consolidated tax returns with American Express, the co-tenancy of the leasehold interest in 3 World Financial Center in New York City (the "Property") and shared liability on the long-term debt issued to finance the Property (the "WFC Indebtedness"). The WFC Indebtedness is guaranteed by American Express, which in turn is indemnified by Holding for all payments that American Express may be required to make on behalf of the Company. In addition, American Express owns 92.8% of the outstanding shares of Holdings' Redeemable Preferred Stock. See "The Other Outstanding Preferred Stock--Redeemable Preferred Stock" below.

  The Company also provides various financial services to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain transactions. The Company, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions. All of these transactions are done on an arms' length basis with customary fees.

  On May 27, 1994, American Express transferred and assigned all of its rights in the 8.44% Preferred Stock to American Express Travel Related Services Company, Inc., a wholly owned subsidiary of American Express (the "Selling Stockholder"). The shares of 8.44% Preferred Stock being offered hereby are owned by the Selling Stockholder. Holdings will not receive any proceeds from the sale of the 8.44% Preferred Stock by the Selling Stockholder.

                    DESCRIPTION OF THE 8.44% PREFERRED STOCK

  The summary of terms of the 8.44% Preferred Stock set forth below contains all material terms of the 8.44% Preferred Stock but does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Holdings' Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Restated Certificate of Incorporation authorizes the issuance of 38,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock"). As of October 30, 1995, there were 8,000,000 shares of the 8.44% Preferred Stock, 13,000,000 shares of Cumulative Convertible Voting Preferred Stock, Series A (the "Series A Preferred Stock"), and 1,000 shares of Redeemable Voting Preferred Stock (the "Redeemable Preferred Stock") issued and outstanding. The 8.44% Preferred Stock ranks, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock and the Redeemable Preferred Stock. The term "Parity Preferred Stock" used herein means any stock on a parity with the 8.44% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require.

  Subject to the Restated Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, Holdings may issue additional classes or series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of Holdings.

THE 8.44% PREFERRED STOCK

  Dividends. Holders of the 8.44% Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors or a duty authorized committee thereof out of assets legally available therefor, cumulative cash dividends at a rate of 8.44% per annum, payable quarterly on March 15, June 15, September

15 and December 15 of each year. Dividends will be payable in arrears to holders of record as they appear on the stock books of Holdings on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

  No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the 8.44% Preferred Stock, dividends for all dividend payment periods of the 8.44% Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends
(x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the 8.44% Preferred Stock next preceding such dividend payment date, on the other hand.

  Except as set forth in the preceding sentence, unless full cumulative dividends on the 8.44% Preferred Stock have been paid through the most recently completed quarterly dividend period for the 8.44% Preferred Stock, no dividends (other than in the Common Stock) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of Holdings ranking junior to or on a parity with the 8.44% Preferred Stock as to dividends, nor may any of the Common Stock or shares of any other stock of Holdings ranking junior to or on a parity with the 8.44% Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of Holdings in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the 8.44% Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment), provided that any such junior or parity stock or the Common Stock may be converted into or exchanged for shares of stock ranking junior to the 8.44% Preferred Stock as to dividends.

  Redemption. The 8.44% Preferred Stock may be redeemed at the option of Holdings, as a whole, or from time to time in part, at any time, upon not less than 30 days' prior notice mailed to the holders of the shares to be redeemed at their addresses as shown on the stock books of Holdings; provided, however, that shares of the 8.44% Preferred Stock shall not be redeemable prior to June 1, 2001. Subject to the foregoing, on or after such date, shares of the 8.44% Preferred Stock are redeemable at a redemption price equal to $25.00 per share together with an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid to, but excluding, the date fixed for redemption.

  If full cumulative dividends on the 8.44% Preferred Stock have not been paid, the 8.44% Preferred Stock may not be redeemed in part and Holdings may not purchase or acquire any shares of the 8.44% Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the 8.44% Preferred Stock. If fewer than all the outstanding shares of 8.44% Preferred Stock are to be redeemed, Holdings will select those to be redeemed by lot or a substantially equivalent method.

  Voting Rights. Holders of the 8.44% Preferred Stock, in addition to any voting rights to which they may be entitled under Delaware law, are entitled to vote, together with the holders of the Common Stock, as one class on all matters voted on by holders of the Common Stock. Each share of the 8.44% Preferred Stock is entitled to 0.295 votes per share. In addition, if the equivalent of six quarterly dividends or more (whether or not consecutive) on the 8.44% Preferred Stock or any Parity Preferred Stock shall be in arrears, then the authorized number of directors of Holdings shall be increased by two and the holders of the 8.44% Preferred Stock have the right (voting as a class with the holders of any other Parity Preferred Stock of Holdings upon which like voting rights have been conferred and are exercisable) the ("Voting Parity Preferred Stock") to elect such two directors (the "Preferred Directors") to fill such newly created directorships at Holdings' next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrears have been paid or set aside for payment, at which time such right shall terminate except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of the 8.44% Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause. Any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of the 8.44% Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for Preferred Directors, each holder of shares of the 8.44% Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

  So long as any shares of the 8.44% Preferred Stock remain outstanding, Holdings shall not, without the consent of the holders of at least two-thirds of such shares of the 8.44% Preferred Stock, either in writing or at a meeting,
(i) issue or increase the authorized amount of shares of any stock of Holdings ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such shares of the 8.44% Preferred Stock or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any provisions of the Restated Certificate of Incorporation that would materially and adversely affect any power, preference or special right of such shares of the 8.44% Preferred Stock, provided that any increase in the amount of authorized Common Stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of the Common Stock or other stock, in each case ranking on a parity with or junior to the shares of the 8.44% Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

  Authorization and Issuance of Other Securities. No consent of the holders of the 8.44% Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of Holdings, (ii) the authorization, creation or increase, or decrease in the amount, of any class or series of stock of Holdings not ranking prior as to dividends or upon liquidation, dissolution or winding up to the 8.44% Preferred Stock or (iii) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

  Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of the 8.44% Preferred Stock then outstanding shall be entitled to receive out of the assets of Holdings available for distribution to its stockholders, after any distribution is made to or set aside for holders of senior securities and before any distribution is made to holders of the Common Stock or any other stock of Holdings ranking junior to the 8.44% Preferred Stock as to rights upon liquidation, dissolution or winding up of Holdings, the liquidation preference of $25.00 per share, together with any accumulated and unpaid dividends. After payment of the full amount of the liquidation preference and such dividends, the holders of shares of the 8.44% Preferred Stock will not be entitled to any further participation in any distribution of assets by Holdings. If, upon any liquidation, dissolution or winding up of the assets of Holdings, the assets of Holdings, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of Holdings with or into any other corporation, nor a merger of any other corporation with or into Holdings, nor a sale or transfer of all or any part of Holdings' assets shall be considered a liquidation, dissolution or winding up of Holdings.

  The Restated Certificate of Incorporation does not contain any language requiring funds to be set aside to protect the liquidation preference of the 8.44% Preferred Stock, although such liquidation preference is substantially in excess of the par value of the 8.44% Preferred Stock. In addition, Holdings is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of Holdings) that requires a restriction upon the surplus of Holdings solely because the liquidation preference of the 8.44% Preferred Stock exceeds its par value. Consequently, there will be no restriction upon surplus of Holdings solely because the liquidation preference of the the 8.44% Preferred Stock exceeds the par value and there will be no remedies available to holders of the 8.44% Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of Holdings, solely by reason of the fact that such dividend would reduce the surplus of Holdings to an amount less than the difference between the liquidation preference of the 8.44% Preferred Stock and its par value.

  Convertibility. The 8.44% Preferred Stock is not convertible into, or exchangeable for, other shares of any other class or series of stock of Holdings.

  MISCELLANEOUS. The holders of the 8.44% Preferred Stock will have no preemptive rights. Shares of the 8.44% Preferred Stock redeemed or otherwise reacquired by Holdings shall be retired and, upon the taking of any action required by applicable law, resume the status of authorized and unissued shares of the 8.44% Preferred Stock undesignated as to series, and shall be available for subsequent issuance. The 8.44% Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or as otherwise required by law.

  TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the 8.44% Preferred Stock will be The First National Bank of Boston.

THE OTHER OUTSTANDING PREFERRED STOCK

  SERIES A PREFERRED STOCK. As of the date of this Prospectus, Nippon Life Insurance Company ("Nippon Life") owns all of the issued and outstanding shares of the Series A Preferred Stock.

  Holders of the Series A Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, in an amount equal to 5% per annum of the price per share paid by Nippon Life ($39.10) upon purchase of the Series A Preferred Stock payable quarterly on a cumulative basis. The liquidation preference of the Series A Preferred Stock is equal to $39.10 plus accumulated and unpaid dividends. Holdings may redeem shares of the Series A Preferred Stock in cumulative annual increments of 2,600,000 shares, subject to adjustment for shares theretofore converted, at a price per share equal to $39.10, but only if there is a public market for the Common Stock and the average market price of the Common Stock exceeds the conversion price on the date notice of redemption is given.

  Each share of the Series A Preferred Stock is convertible, at any time prior to the date of redemption, into 0.3178313, subject to adjustment, of a share of the Common Stock, provided that at least 250,000 shares of the Series A Preferred Stock (or such lesser number of shares then outstanding) must be converted each time. Holders of the Series A Preferred Stock are entitled to vote, together with the holders of the Common Stock as one class (except as otherwise required by law), on all matters to be voted on by stockholders of Holdings. Each share of the Series A Preferred Stock is entitled to the number of votes per share equal to the quotient obtained by dividing $39.10 by the conversion price then in effect. In addition, the holders of the Series A Preferred Stock have voting rights in certain other circumstances.

  Nippon Life has the non-transferable right to exchange the Series A Preferred Stock for common shares of American Express. In addition, Holdings has the right to redeem the Series A Preferred Stock if the average market price of American Express' common shares exceeds the exchange price on the date notice of redemption is given.

  REDEEMABLE PREFERRED STOCK. As of the date of this Prospectus, American Express and Nippon Life together own all of the issued and outstanding shares of the Redeemable Preferred Stock.

  Holders of the Redeemable Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, on a cumulative basis. For each of eight annual dividend periods following May 31, 1994, the holders of the Redeemable Preferred Stock are entitled to receive dividends in an amount equal to, in the aggregate, 50% of the amount, if any, by which Holdings' net income for the applicable dividend period exceeds $400 million, up to a maximum of $50 million for any such period (the "Dividend Formula"). The liquidation preference per share of the Redeemable Preferred Stock is $1.00 plus accumulated and unpaid dividends and accrued interest, if any, thereon at a specified rate.

  Subject to funds being legally available therefor, Holdings is required to redeem all of the Redeemable Preferred Stock on the final dividend payment date therefor, or as soon as practicable thereafter when funds become legally available, at a price per share equal to the liquidation preference referred to above. In addition, if a Designated Event (as defined in the Restated Certificate of Incorporation) occurs, the holders of the Redeemable Preferred Stock have the right to require Holdings to redeem, out of funds legally available therefor, all of the Redeemable Preferred Stock for an aggregate redemption price equal to $350 million if such Designated Event takes place prior to November 30, 1995, declining $50 million per year in each of the next seven years thereafter.

  Holders of the Redeemable Preferred Stock are entitled to vote, together with the holders of the Common Stock as one class, on all matters to be voted on by stockholders of Holdings. Notwithstanding the foregoing, American Express has agreed that so long as it or any of its subsidiaries holds any shares of the Redeemable Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of the Common Stock on matters to be voted on by stockholders of Holdings generally. Each share of the Redeemable Preferred Stock is entitled to 1,059 votes. In addition, if the equivalent of six quarterly dividends (whether or not consecutive) to which the holders of the Redeemable Preferred Stock are entitled in accordance with the Dividend Formula, or to which the holders of any Parity Preferred Stock are entitled pursuant to the terms of such Parity Preferred Stock, are in arrears, then the authorized number of directors of Holdings shall be increased by two and the holders of the Redeemable Preferred Stock will have the right (voting as a class with the holders of any other Parity Preferred Stock of Holdings upon which like voting rights have been conferred and are exercisable) to elect such two directors until such time as all accumulated dividends have been paid. In addition, the holders of the Redeemable Preferred Stock have voting rights in certain other circumstances.

                              CAPITAL REQUIREMENTS

  As registered broker-dealers, Lehman Brothers and certain of Holdings' other subsidiaries (the "Regulated Subsidiaries") are subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. The Exchange or the NASD, as the case may be, monitors the application of the Net Capital Rule by the Regulated Subsidiaries. Lehman Brothers and such Regulated Subsidiaries compute net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

  The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital can not be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition).

In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

  Compliance with the Net Capital Rule could limit those operations of Lehman Brothers and the Regulated Subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers and the Regulated Subsidiaries which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock. The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

  The Company has been advised that the shares of the 8.44% Preferred Stock being offered hereby may be sold by or on behalf of the Selling Stockholder in any one or more of the following ways: (i) through one or more underwriters;
(ii) through one or more dealers or agents; or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents (which, in each case, may include Lehman Brothers) with respect to the offer and sale of the shares of the 8.44% Preferred Stock are set forth on the cover of the Prospectus Supplement relating to such shares of the 8.44% Preferred Stock, and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in such Prospectus Supplement are underwriters or agents, respectively, in connection with such shares of the 8.44% Preferred Stock. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation and the discounts and commissions to be allowed or paid to dealers, if any. Shares of the 8.44% Preferred Stock acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase shares of the 8.44% Preferred Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such shares if any of such shares are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Holdings will not receive any of the proceeds from the sales of the 8.44% Preferred Stock. Holdings has agreed to bear the expenses of registering the 8.44% Preferred Stock, including legal and accounting fees. The Selling Stockholders will be responsible for all discounts or commissions incurred in the sale of the 8.44% Preferred Stock.

  The underwriting and agency arrangements for any offering of the 8.44% Preferred Stock will comply with the requirements of Schedule E of the By-laws of the NASD regarding an NASD member firm participating in distributing its affiliate's securities.

                                 LEGAL OPINIONS

  Unless otherwise indicated in an applicable Prospectus Supplement, the validity of the securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings, and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements and schedules of the Company for the eleven months ended November 30, 1994 and for the years ended December 31, 1993 and December 31, 1992, appearing in the Company's Transition Report on Form 10-K for the eleven months ended November 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE THE DATE OF THIS PROSPECTUS.

                              ------------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
DOCUMENTS INCORPORATED BY
 REFERENCE.................................................................   2
THE COMPANY................................................................   3
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS...........................................................   3
SELLING STOCKHOLDER........................................................   3
DESCRIPTION OF THE 8.44% PREFERRED STOCK...................................   4
CAPITAL REQUIREMENTS.......................................................   8
PLAN OF DISTRIBUTION.......................................................   8
LEGAL OPINIONS.............................................................   9
INDEPENDENT ACCOUNTANTS....................................................   9

-------------------------------------------------------------------------------
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                         LEHMAN BROTHERS HOLDINGS INC.


                    8.44% CUMULATIVE VOTING PREFERRED STOCK

                              ------------------
                                  PROSPECTUS

                                        , 1995
                              ------------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses to be incurred and paid by the Registrant in connection with the offering described in this Registration Statement other than underwriting discounts and commissions. All of such expenses are to be paid by the Registrant.

     SEC registration fee............................................. $ 68,966
     NASD Listing Fee.................................................   20,500
     New York Stock Exchange Listing Fee..............................    7,500*
     Legal fees and expenses..........................................   10,000*
     Accounting fees and expenses.....................................   10,000*
     Fees and expenses of Transfer Agent..............................   25,000*
     Blue Sky qualification fees and expenses.........................    5,000*
     Printing and engraving fees......................................   10,000*
     Miscellaneous....................................................    3,034*
                                                                       --------
       Total.......................................................... $160,000
                                                                       ========

--------
* Estimated and subject to future contingencies.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Restated Certificate of Incorporation of the Registrant requires the Registrant to indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law. In addition, the directors of the Registrant are insured under officers' and directors' liability insurance policies purchased by the Company. The directors, officers and employees of the Registrant are also insured against fiduciary liabilities under the Employee Retirement Income Security Act of 1974.

  Any underwriting agreement or agency agreement with respect to an offering of securities registered hereunder will provide for indemnification of the Registrant and its officers and directors and the Selling Stockholder by the underwriters or agents, as the case may be, against certain liabilities including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

  The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 11TH DAY OF DECEMBER, 1995.


                                          Lehman Brothers Holdings Inc.

                                                 /s/ Michael R. Milversted
                                          By___________________________________
                                            Name: Michael R. Milversted
                                            Title:Treasurer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE

                  *                     Chief Executive          December 11,
-------------------------------------    Officer and,                1995
        RICHARD S. FULD, JR.             Chairman of the
                                         Board of Directors
                                         (principal
                                         executive officer)

                  *                     Chief Operating          December 11,
-------------------------------------    Officer, President          1995
        T. CHRISTOPHER PETTIT            and Director

                  *                     Chief Financial          December 11,
-------------------------------------    Officer, (principal         1995
            ROBERT MATZA                 financial officer)

                  *                     Controller               December 11,
-------------------------------------    (principal                  1995
           DAVID GOLDFARB                accounting officer)

                  *                           Director           December 11,
-------------------------------------                                1995
          ROGER S. BERLIND

                  *                           Director           December 11,
-------------------------------------                                1995
           KATSUMI FUNAKI

                  *                           Director           December 11,
-------------------------------------                                1995
            HENRY KAUFMAN

             SIGNATURES                         TITLE                DATE

                  *                           Director           December 11,
-------------------------------------                                1995
          JOHN D. MACOMBER

                  *                           Director           December 11,
-------------------------------------                                1995
            DINA MERRILL

                  *                           Director           December 11,
-------------------------------------                                1995
         MASATAKA SHIMASAKI

                  *                           Director           December 11,
-------------------------------------                                1995
           MALCOLM WILSON

      /s/ Michael R. Milversted
*By: ________________________________
        Michael R. Milversted
           Attorney-in-Fact
          December 11, 1995

                                 EXHIBIT INDEX

                                                                             PAGE NUMBER
                                                   FILED HEREWITH (--)      IN SEQUENTIAL
XHIBITE                                            OR INCORPORATED BY         NUMBERING
NUMBER               DESCRIPTION                      REFERENCE TO              SYSTEM
-------              -----------                   -------------------      -------------
 1       -- Form of Underwriting Agreement                 --
 3(a)    -- Restated Certificate of           Exhibit 3.1 to Holdings'
           Incorporation dated May 27, 1994    Transition Report on Form
                                               10-K for the eleven months
                                               ended November 30, 1994
 3(b)    -- By-Laws of the Corporation,                    --
           amended as of October 24, 1995
 5       -- Opinion and consent of Karen M.                --
           Muller, Esq.
12       -- Computation of ratio of earnings  Exhibit 12(b) to Registra-
           to combined fixed charges and       tion Statement No. 33-62085
           preferred dividends                 filed October 25, 1995
23(a)    -- Consent of Karen M. Muller, Esq.               --
           (included in Exhibit 5)
23(b)    -- Consent of Ernst & Young LLP,                  --
           Independent Auditors
24       -- Power of Attorney                              --

                                      E-1